EXHIBIT 99.1

LIST OF NEKTAR THERAPEUTICS CONFERENCE CALL PARTICIPANTS

Tim Warner

Nektar Therapeutics – SVP, Investor Relations & Corporate Affairs

Howard Robin

Nektar Therapeutics – President & CEO

Nevan Elam

Nektar Therapeutics – SVP, Head, Pulmonary Business

Louis Drapeau

Nektar Therapeutics – SVP & CFO

Hoyoung Huh

Nektar Therapeutics – MD, PhD, SVP, Business Development & Marketing

SCRIPT OF CONFERENCE CALL FOLLOWS

Operator

Good afternoon, ladies and gentlemen. And welcome to the first quarter 2007 performance conference call. At this time all participants are in a listen-only mode, and later we will conduct a question-and-answer session.

Please note that this call is being recorded. I will now turn the call over to Mr. Tim Warner. You may begin.

Tim Warner – Nektar Therapeutics – SVP, Investor Relations & Corporate Affairs

Thank you. Hello, and thank you for joining the Nektar Therapeutics first quarter financial results call. My name is Tim Warner, as you heard, and I serve Nektar shareholders as the Senior Vice President of Investor Relations and Corporate Affairs. Joining us today for the conference call are Howard Robin, President and Chief Executive Officer of the Company, Nevan Elam, Senior Vice President and Head of our Pulmonary Business Unit, and Louis Drapeau, our Chief Financial Officer. Other members of the Nektar Executive Committee and Investor Relations staff are here as well.

Before we get started, please note that the following presentation contains forward-looking statements that reflect our current views as to the Company’s business strategy, the value and potential of our technology platforms, the clinical prospects of our proprietary and partnered products, Exubera market potential, our financial guidance for 2007, and other future events related to the Company.

These forward-looking statements involve uncertainties and other risks that are detailed in Nektar’s reports and other filings with the SEC, including our Annual Report on Form 10-K, and our most recently quarterly report on Form 10-Q. Actual results could differ materially from these forward-looking statements. We assume no obligation to undertake any forward-looking statements as a result of new information, or future events or developments.

Please recall that the web broadcast of this conference call will be available for replay on the Investor Relations section of Nektar’s website, nektar.com. In the event that any non-GAAP financial measures are discussed on this conference call that are not described in our earnings release, related information will be made available on the Investor Relations section on our website as soon as practical after the conclusion of the call. After a brief presentation, we are pleased to address any questions you may have.

With that I am pleased to introduce Howard Robin.

Howard Robin – Nektar Therapeutics – President & CEO

Thanks. Good afternoon and thank you for joining us today.

I can summarize the first quarter of 2007 in two words, “significant progress.” We advanced our proprietary pipeline, and we are particularly excited about the progress we made in PEGylating small molecules. Our two most advanced programs, NKTR-102 PEG-irinotecan and NKTR-118 PEG-naloxol, both of these programs are based on well understood molecules, and have enormous commercial and therapeutic potential, we plan to initiate Phase 2 clinical studies for both of these programs by year end.

Regarding Exubera, we all know that Pfizer’s initial launch of Exubera was highly disappointing. The best way to characterize where we are today with Exubera was summed up last week at an Investor Conference by Pfizer’s Vice Chairman, David Shedlarz, when he stated that Pfizer has just launched Exubera.

Having recently spent substantial time with Pfizer’s senior team reviewing the new sales and marketing campaign for Exubera, I am now confident that Pfizer understands what is needed to make this product a commercial success. Also this quarter, we put in place a new management structure, one which features two business units that are focused on accelerating the development of our proprietary pipeline and partner products, by leveraging our pulmonary and PEGylation based drug development platforms.

At this point, I would like to turn the call over to Nevan Elam, Senior Vice President and Head of our Pulmonary Business Unit, will provide update on Exubera.

Nevan Elam – Nektar Therapeutics – SVP, Head, Pulmonary Business Unit

Thank you Howard. I would like to take a few minutes to further explain why we are encouraged by the new Exubera launch. Let me walk through some of the key activities currently underway. First, Pfizer has already initiated an advertising campaign targeted to health care professionals. Advertisements have been placed in leading medical journals, such as ‘The New England Journal of Medicine’ and the ‘Journal of the American Medical Association.’

Last month, Pfizer transferred Exubera to its cardiovascular sales force, which is a very motivated and experienced pulmonary professionals around the United States. The initial feedback we heard from a number of these reps is quite positive. Additionally, Pfizer has trained diabetes educators on the benefits and ease of use of Exubera. And in turn, these educators are now in the field actively engaging in discussions with health care professionals, to deliver the practical clinical guidance needed by physicians, to help them understand the benefits of this innovative insulin delivery system.

These resources are in direct response to the need for increased support in using a novel delivery device. As many of you know, the American Diabetes Association Meeting is next month in Chicago. And this is a very important event. We expect that Pfizer will share clinical data with the diabetes community, and that Pfizer will have a significant overall presence at the Meeting. We additionally look forward to being there as well.

Pfizer has also indicated that later this summer we can anticipate a powerful, targeted direct to consumer campaign to educate consumers about Exubera. We believe that this is a critical next step to assist in the adoption of Exubera, and are thrilled that this effort will soon be underway. We believe that the power of a solid DTC advertising campaign, is that it has the potential to redefine a marketplace, based on the demands and needs of patients. Few companies have the experience and capability of doing this as effectively as Pfizer.

We at Nektar have completed our own patient satisfaction survey. The results of this survey indicate an exceptionally high level of satisfaction with Exubera. Most notably there was an exceedingly positive response to the question, with Exubera is it easy to take all of the doses my doctor recommended? With compliance being such an important concern in treating diabetes, we are pleased that patients recognized the significant advantage that Exubera provides.

For those of you who are excited about Exubera, and its promise for patients, we share your view. For those of you who are skeptical, well, given the commercial performance of Exubera to date, we completely understand your skepticism. However, given that we are in the early stages of a new powerful launch, we believe that your skepticism will wane as this important therapeutic makes its way into the hands of more people.

Now, I will turn the call back to Howard.

Howard Robin – Nektar Therapeutics – President & CEO

Thanks, Nevan. Now I will talk about what many of you are starting to realize is the most exciting and arguably most valuable part of Nektar’s business, our proprietary pipeline of PEGylated and pulmonary therapeutics. Additionally I would like to provide an update on our cash burn reduction plans. We are very excited about our industry leading program for PEGylating small molecules.

When the market and medical community gain more insight into the advances we have made in PEGylating small molecules, they will understand why we are so excited about these programs. After all, the vast majority of drugs on the market today are small molecules. With our PEGylated small molecule technology, we are inventing ways to make small molecules significantly more effective, and with fewer side effects. Now PEGylating small molecules is an incredibly complex endeavor.

Nektar is the leader in the field of PEGylation chemistry. In fact, all of the PEGylated drugs that have been approved by the FDA over the past ten years were enabled by Nektar. We will continue to develop large molecule products as we have done before. But we believe that the future of PEGylation chemistry and one of the key value drivers of Nektar, will be centered around the PEGylation of small molecules.

Now I would like to talk with you about our most advanced PEGylated small molecule programs, NKTR-102 and NKTR-118. NKTR-102, PEGylated irinotecan is a PEGylated formulation of irinotecan, a critical drug used for the treatment of colorectal cancer, and other solid tumors. Irinotecan is a remarkable drug, but causes it life-threatening neutropenia and diarrhea, severely limiting it’s therapeutic potential. When compared to irinotecan, our preclinical studies suggest that NKTR-102 may improve efficacy, and reduce neutropenia and severe diarrhea

NKTR-118 is an oral PEGylated formulation of an analog of naloxol. By PEGylating naloxol we can prevent it from crossing the blood/brain barrier, and entering the central nervous system. Phase 1 data suggests that oral NKTR-118 has the potential to significantly improve the quality of life, for patients taking opioid therapy for acute and chronic pain, by alleviating their constipation without interfering with the analgesic effect of the opioid.

NKTR-102 and NKTR-118 are potentially clinically important products. We plan to move these two products forward as rapidly as possible and initiate Phase 2 studies on each by year end. And I would like to make an additional point, while NKTR-102 and NKTR-118 represent significant clinical advances, on a broader scale the success of these programs validate Nektar’s industry-leading program for PEGylating small molecules. This opens up the potential for improving any number of small molecule therapeutics.

Now I would like to take a minute, and talk about our most advanced pulmonary program, NKTR-061. NKTR-061 is an inhaled formulation of amikacin. Amikacin is a broad spectrum antibiotic for treating gram-negative bacterial pneumonia in hospitalized patients. However, Amikacin’s effectiveness in treating pneumonia is limited by it’s systemic toxicity. NKTR-061 is a liquid aerosolized formulation of Amikacin delivered by Nektar’s proprietary micropump technology, to rapidly deliver antibiotics to the deep lungs, both within and outside of a ventilator system. The result is a potentially more effective treatment modality, as result of being able to deliver therapeutic doses of antibiotics to the lungs, without those limiting systemic toxicity.

As we announced today, two key thought leaders in the field of infectious diseases are our lead investigators, Dr. Michael Niederman Chairman of the Department of Medicine at Winthrop-University Hospital, and Vice Chairman of the Department of Medicine at the SUNY Stony Brook, and Dr. John [Shastra], Professor of Medicine at the University of Paris.

On May 21st of this year, at the American Thoracic Society International Conference in San Francisco, Doctors Niederman and Shastra will present and discuss the results of a Phase 2a clinical trial with NKTR-061. While the results of this trial are under an ATS embargo, abstracts are available on their website.

There will be a discussion regarding the potential of NKTR-061 to help reduce the use of IV antibiotics in mechanically ventilated patients during the treatment of gram-negative pneumonia. We have started an additional Phase 2 trial this year in ventilated patients in preparation for the final pivotal trials. I think you can see why we are so excited. Nektar is two remarkable platform technologies which can be broadly applied to make medicines more therapeutically and commercially valuable, and to develop novel therapeutics.

Finally as you may recall when I joined the Company at the beginning of the year, it was abundantly clear that Nektar was spending too much money. I have made it one of my top priorities to address the situation, and today I want to give you a sense of where it is headed. While today we cannot and are not prepared to give you an exact figure, you can expect at least a $60 million reduction in annual spending. We will announce details of this cash burn reduction in the coming weeks.

Now I would like to turn the call over to our Chief Financial Officer, Lou Drapeau.

Louis Drapeau – Nektar Therapeutics – SVP & CFO

Thank you very much. Let me provide a summary of our financial results for the first quarter.

Revenues increased to $85 million in the first quarter from $29 million in the first quarter of 2006. Exubera related revenues totalled $59.8 million, compared to only $1.5 million in the same quarter of 2006. First quarter 2007 Exubera revenues included $26 million, which was the result of a eliminating the 60 day revenue recognition deferral that had been in place for all of 2006. We now recognize Exubera manufacturing revenue upon shipment, as we suggested was likely in our 2006 Form 10-K.

We reported a net loss of $25.7 million, or $0.28 per share, compared to a net loss in the first quarter of 2006 of $33.5 million, or $0.38 per share. Our first quarter net loss included $6.3 million of stock-based compensation expense, compared to $6.9 million in the same quarter last year. Cash, cash equivalents, and short and long-term investments of $398.3 million as of March 31, 2007, compared to $467 million as of December 31, 2006. In the first quarter of 2007, we repaid $36 million of our convertible debt. We also experienced changes in our balance sheet including an increase in receivables and reductions in our payables, which we do not expect to recur in future quarters of 2007.

Now I would like to take a few minutes on Exubera manufacturing revenues. As with any product, the laws of supply and demand apply to Exubera. As a result of the disappointing initial launch of Exubera, Pfizer has accumulated substantial inventory. With this inventory in place, we are working with Pfizer to adjust the pace of Exubera manufacturing for the remainder of this year, and into 2008. You may recall in October 2006, we provided 2007 Exubera guidance of $110 million to $130 million.

On January 1, 2007, as I previously noted, we began recognizing the Exubera product revenue upon shipment resulting in incremental revenue of $26 million in the first quarter. Taking this into account, we revised our guidance, and it is now $136 million to $156 million for 2007. Even under reduced manufacturing scenarios currently under consideration, we are confident that our 2007 Exubera revenue will fall within this range of guidance. Based upon Pfizer’s current inventory levels, production in 2008 will obviously decrease. However, because Pfizer wants to maintain the current Exubera manufacturing capacity, they are working closely with us to optimize Nektar’s Exubera production through 2008.

In conclusion, as Howard stated just a minute ago, we plan to significantly cut our burn rate. I want to emphasize that regardless of Exubera’s performance, we felt the need to reorganize the Company, increase our efficiency, and reduce our cash burn. In the coming weeks we intend to announce the specifics of the cuts for at least $60 million in annual spending, while continuing to build a rich and robust pipeline.

In addition, we will provide updated 2007 revenue and net loss guidance, at the same time we announce the plan to cut our annual spend rate. And now let me turn it back to Howard.

Howard Robin – Nektar Therapeutics – President & CEO

Thank you, Lou. Shareholders, business partners, scientific collaborators and Wall Street analysts are starting to recognize that Nektar is in many ways a brand-new company.

As I said earlier, we have made significant progress. We are accelerating the development of our proprietary pipeline. We are now confident that Pfizer understands what is needed to make Exubera a commercial success. We have created a new and more efficient management structure. And we expect to adopt a plan to cut at least $60 million in annual spending.

Two words, significant progress.

Tim Warner – Nektar Therapeutics – SVP, Investor Relations & Corporate Affairs

Thank you very much for you attention today. Operator, please open the line for questions.

QUESTION AND ANSWER SESSION

Operator

Thank you. (OPERATOR INSTRUCTIONS)

Our first question from Jon Lecroy from Natexis. Please go ahead.

Jon Lecroy – Natexis Bleichroeder – Analyst

Thanks. My question is when does the $60 million in spending reductions begin, is that a rolling four quarter reduction, or is that 2007 versus 2006, or 2008 versus 2007?

Howard Robin – Nektar Therapeutics – President & CEO

Well, of course we haven’t as I said, we can’t give the details on that specifically. It will start this year, and we will give more details on that in the coming weeks. But I said it is at least $60 million. That will be starting this year, and that is the full effect you should see in 2008.

The effect in 2007 will, of course, be somewhat less because we were now halfway through the year, and there is a cost to the process of shrinking and adjusting the Company. I would say that you will start to see those adjustments and that cost saving this year, with at least $60 million as a full effect next year.

Jon Lecroy – Natexis Bleichroeder – Analyst

Thanks.

Operator

We have our next question from Andrew Forman from WR Hambrecht. Please go ahead.

Andrew Forman – WR Hambrecht + Co. – Analyst

You have been at the helm for four months. Is this actual formal announcement and change of guidance linked to some specific negotiations for Pfizer’s orders?

The second question, can you break out the mix between revenues and royalties and what is the recognition of royalties and revenues, is that going to be changing going forward, and a follow-on to that, what is the inventory in the channel, in terms of the number of, in terms of dollar volume and is there any dating issues in terms of supply that investors should be considering? Thanks.

Howard Robin – Nektar Therapeutics – President & CEO

Well, okay. I think the numbers that we are giving you are based upon discussions we have had with Pfizer, as Lou said earlier with the goal of making sure that we maintain the right pace in manufacturing. Pfizer wants us to maintain the current level of manufacturing capacity, because both Pfizer and Nektar strongly believe that this drug is going to do very well. We have no interest in any way reducing that manufacturing capacity.

That said, of course, there is a lot of inventory on the shelf, and consequently we do not need to make as much in 2008, as we did in 2007. We are trying to determine exactly what that number should be. I will let Lou handle the question regarding how we split out royalty versus manufacturing revenues.

Louis Drapeau – Nektar Therapeutics – SVP & CFO

Right. So the royalty and manufacturing are reported together on our financial statements. We had very little royalty and almost all of the revenue this quarter is manufacturing revenues. We recognize them in slightly different periods. You probably remember this.

We just changed the revenue recognition policy for Pfizer manufacturing, to record it when we ship the product. And because Pfizer notifies us of the amount of the royalty, a quarter in arrears we recognize the royalty of one quarter in arrears.

Andrew Forman – WR Hambrecht + Co. – Analyst

And follow-up, what is your best estimate of the number of diabetics type 1and type 2, if you have that are actually using Exubera, how many patients are using Exubera today?

Howard Robin – Nektar Therapeutics – President & CEO

Do you have a sense of that?

Nevan Elam – Nektar Therapeutics – SVP, Head, Pulmonary Business

Today it is in the low single-digit thousands, is our best guess today. Based on the information that we have.

Howard Robin – Nektar Therapeutics – President & CEO

Remember, it’s probably in the 3000 to 4000 range approximately. As David Shedlarz said the other day, they have just launched this drug. We all know that any new and novel therapy that is changing a treatment paradigm, requires a substantial amount of marketing and sales effort. We all know that didn’t happen in 2006.

And as I said earlier, I am now very comfortable that Pfizer understands it. They know how much effort they have to put into the sales and marketing of Exubera. They have got the right team in place. They have the right incentive programs for the field force in place, they have the right training in place. And I expect that Exubera will do just fine.

Andrew Forman – WR Hambrecht + Co. – Analyst

Final follow-up, any other market research data that you or Pfizer have learned, that has changed the forecast, you mentioned some patient satisfaction data.

Howard Robin – Nektar Therapeutics – President & CEO

Well, as I think I said in the last earnings call, we conducted our own patient satisfaction survey. And we were very pleased with the results. Overall, patients with highly, highly satisfied with Exubera.

I think the point we made before which is for me the most compelling point is, this is one of the questions in the survey. I think one of the most important questions in the survey is, does Exubera make it easier to take the insulin prescribed by your physician. And the answer is yes. There is a high compliance improvement with taking Exubera, which is what you expect from being able to take inhaled insulin versus injected insulin. That is very important.

One of the main features of this drug in that the inhaled insulin makes it easier for patients to use. And the patient’s satisfaction is exceptionally high. I think there is a lot of work to do, in terms of educating physicians on the benefits of the drug, as you can imagine. A lot of work to do in direct to consumer to drive that patient demand, and Pfizer has an impressive program in place to do it, and are fully committed and behind this product.

Andrew Forman – WR Hambrecht + Co. – Analyst

With all of the inventory, why not do the DTC sooner? The last question is where are we on reimbursement versus expectation?

Howard Robin – Nektar Therapeutics – President & CEO

In terms of doing the DTC sooner, I think that the discussion we had with Pfizer, and I should point out that Nevan and I are having frequent meetings with Pfizer. In the past there wasn’t an awful lot of meetings that took place strategically between the two companies, in terms of the marketing promotion of Exubera.

At this point, we have regularly scheduled meetings, and Nektar is heavily involved in driving the process by which the marketing takes place. Now with that said, I think launching a DTC campaign before the physicians are fully educated is probably problematic.

There is a general feeling and I think it is absolutely correct, that first we have to educate and train the physicians. First we have to educate and train the nurses. And then roll out the direct to consumer campaigns, so that the patient demands, and I think there will be very high patient demand for this product. There should be based upon the surveys we have done. When that patient demand takes place, we want the physicians and the nurses to be well educated. Nevan, would you like to address the issue of reimbursement?

Nevan Elam – Nektar Therapeutics – SVP, Head, Pulmonary Business

Sure. Where we are today and we are encouraged by the reimbursement we have seen around Tier 3 primarily of the formulary, and we would expect to see, as with any novel product like this, and we will see where we get as time moves forward.

Andrew Forman – WR Hambrecht + Co. – Analyst

Thank you.

Operator

We have our next question from Ian Anderson from Cowen and Company. Please go ahead.

Ian Sanderson – Cowen and Company – Analyst

Good afternoon. Thank you for taking the questions. First as follow-up to question of Andrew’s, any shelf life issues of Exubera that we might need to worry, inventory write downs toward the end ever the year, number one.

Secondly, you speak to how well the prescriptions are being tracked by the IMS prescription data? Third, does the $60 million spending cut assume outlicensing of inhaled Amikacin, or any of the other internal pipeline programs?

Nevan Elam – Nektar Therapeutics – SVP, Head, Pulmonary Business

First off on the first part of your question, with respect to inventory we aren’t at this stage prepared to make any commentary on reductions, et cetera. With respect to shelf life, Exubera, like any product does of course, have a shelf life. The shelf life for Exubera for the device in the United States is 12 months after manufacturing, 12 months in a patient’s hands.

As far as the actual powder that we manufacture, that powder has a shelf life of a year, and an additionally 18 months once it’s in a blister pack. That gives you a sense of what the shelf life looks like.

Howard Robin – Nektar Therapeutics – President & CEO

I would add to your question about inventory write-offs, all inventory is maintained by Pfizer. So Nektar has no exposure on outdated or obsolete inventory.

Ian Sanderson – Cowen and Company – Analyst

Thank you. That is helpful.

Howard Robin – Nektar Therapeutics – President & CEO

To your question about the $60 million burn rate reduction, and I would highlight it is at least $60 million. I would like to point out that has nothing to do with any license deals that we undertake. I committed that we will probably, we will likely have two significant deals this year. But that is any revenues from those deals will be in addition to that $60 million.

That $60 million is an honest reduction of how we spend money. Is it not the net of spending plus additional revenues. If we have additional revenues, then we will have additional revenues. That 60 million is honest reductions of spend. I would point out, that not only are we reducing the spending, but anybody can come along and cut programs and cut spending.

What we are doing here at Nektar is restructuring, making our Company more efficient, we are reducing the spending, and we are going to take on more work. We are going to do more with less. We are going to advance our proprietary pipeline. We are going to drive further programs into the clinic, and we are going to spend less money. That is the challenge.

Ian Sanderson – Cowen and Company – Analyst

Sounds like my job. (laughter) Could you also speak to first of all the IMS tracking and the prescription. And also just why you chose to repay $36 million of the converts in the quarter?

Howard Robin – Nektar Therapeutics – President & CEO

Well, Lou, why don’t you take the convert payment first.

Louis Drapeau – Nektar Therapeutics – SVP & CFO

Ian, as you may recall, during 2007, we have two convertible issues that mature. The one for $36 million in February, and we have another $67 million or so in October. We didn’t feel the need with almost $400 million of cash to refinance it or anything else, and we paid it down.

Ian Sanderson – Cowen and Company – Analyst

Thank you.

Nevan Elam – Nektar Therapeutics – SVP, Head, Pulmonary Business

With respect to your question on IMS data, naturally we are tracking that. I think at this stage all I would note is that we expect to see an uptick in the second half of this year, and as we move forward in to 2008.

Ian Sanderson – Cowen and Company – Analyst

Do you feel it is accurately capturing the prescriptions?

Nevan Elam – Nektar Therapeutics – SVP, Head, Pulmonary Business

Fairly accurately is the way I would characterize it.

Howard Robin – Nektar Therapeutics – President & CEO

At this point we have no reason to believe it’s inaccurate.

Ian Sanderson – Cowen and Company – Analyst

Thank you.

Operator

Our next question comes from Hari Sambasivam from Merrill Lynch. Please go ahead.

Hari Sambasivam – Merrill Lynch – Analyst

Yes, thank you. Two questions. The first one is, Howard or Nevan, could you by any chance elaborate on the reimbursement, please, in terms of the numbers of lives covered, or whatever? I’m trying to get a sense of where you were in Q4 versus where you are right now. Have more programs come on board? Is it the same? If you could give us a sense of that.

And the second question, perhaps for Howard, is in terms of your outlicensing transactions, Howard, given the fact that your costs are about to go down by at least $60 million, what kind of sort of co-development can you can you afford to spend more money on these programs? Or do you actually anticipate outlicensing these things for perhaps a little bit less than what you could have done otherwise?

Howard Robin – Nektar Therapeutics – President & CEO

Let me take the latter part of your question first, and then I will turn it over to Nevan. I think we do plan to keep certain programs for ourselves. PEGylated, we have no interest at this point in licensing out PEGylated irinotecan or PEGylated naloxol. I can tell you there is a lot of companies interested in PEGylated irinotecan for sure. That is a program that we intend to keep. Now whether we bring that to the market, whether we license it in late stage Phase 3, these are not questions we have to answer today, or even make decisions on today. Those are true proprietary programs, and I have no interest in licensing those out. We will find ways to bring them forward.

Remember, one advantage of the business strategy that Nektar has, is that we are improving existing drugs. So the work that we do to advance PEGylated irinotecan forward or PEGylated naloxol, is not the same as the work that is necessary to establish a new chemical entity with an unproven track record. So that reduces our costs somewhat. Reduces the cost of studies somewhat, and that’s why we selected with this type of business strategy.

So I think you will see some licensing programs. There will be some products that we are working on that we choose to license out, and we can use the revenues from those licenses, to help develop and expand our proprietary pipeline. The goal of cutting at least $60 million should still allow for us to develop our proprietary pipeline. And actually I would like to expand that. I would like to get to the stage where we are filing at least one maybe two IND filings a year. There is so much you can do in PEGylating small molecules, for example.

We ought to be able to start creating a very respectable and robust pipeline of small molecules. PEGylated small molecules. For me, that is exceptionally exciting, and you can imagine the platform benefit of being able to use PEGylation to improve the circulation time, approve the side effect profile of small molecules, Or use PEGylation to keep small molecules out of the CNS. There is almost an endless amount of opportunities there. I think that is why Nektar is such an exciting company.

I am going to let Nevan handle the reimbursement question.

Nevan Elam – Nektar Therapeutics – SVP, Head, Pulmonary Business

On that other part of your question with respect to reimbursement and the number of lives, at this stage, I would say that a high number of lives in the U.S. are covered by that. And I think that is part of the reason why we at Nektar are encouraged by where we sit in reimbursement.

Hari Sambasivam – Merrill Lynch – Analyst

What is high, Nevan?

Nevan Elam – Nektar Therapeutics – SVP, Head, Pulmonary Business

You know, at this stage I don’t want to give out a specific number. But it is fairly high.

Hari Sambasivam – Merrill Lynch – Analyst

And the trend from Q4? Stable to increasing?

Nevan Elam – Nektar Therapeutics – SVP, Head, Pulmonary Business

Stable, stable to increasing.

Howard Robin – Nektar Therapeutics – President & CEO

Look, I think we always have to be somewhat careful on information that we give out that is proprietary to Pfizer. So you have to pardon us for being somewhat selective there.

Hari Sambasivam – Merrill Lynch – Analyst

Thank you.

Operator

Our next question comes from Jami Rubin from Morgan Stanley. Please go ahead.

Jami Rubin – Morgan Stanley – Analyst

Thank you. I have several questions. First, Howard, the $60 million, that is on top of a base of what? And second question, Lou, I’m sorry, I just don’t understand why you are raising your Exubera manufacturing revenue, when we can all see what script trends look like. I’m sorry, I just don’t get it. If you can explain the rationale.

Because it looks like now if you report a number that big, you will have something like $3 billion in Exubera revenue. Pfizer hasn’t reported a penny of sales yet. I’m sorry, I just don’t get that. Thirdly, while your surveys report that patients have been on Nektar like it, the surveys we have seen from physicians are that they don’t like it. What is Pfizer doing to reverse that trend? Thanks.

Howard Robin – Nektar Therapeutics – President & CEO

Let’s take the last question first. I think the fact that some physicians don’t like, that in survey of some physicians they aren’t comfortable with Exubera, that’s because it hasn’t been explained to them well yet. We have all talked to physicians that when asked what do you think of Exubera, well, they say well, it’s too large or uncomfortable. I don’t know how to use it. Have you seen one? Have you held one in your hands? No, I actually haven’t but I have heard things about it.

Well, the fact is the product hasn’t been launched yet. Pfizer admits it. The fact that it hasn’t done well, and we know it has done miserable. It is one of the most worst performing products for a new launch that I can ever recall. That doesn’t mean the product is flawed. The product is excellent. The launch has been flawed, and Pfizer has been very open about admitting that they have really done a poor job of launching this drug. Now they are relaunching the drug. They are just starting to relaunch the drug.

They are going to go after it with a very large sales force of the most talented people that exist within Pfizer. They have put in place extensive training programs. They have a highly motivated and highly compensated sales force. They have a very impressive advertising campaign, a very impressive direct to consumer advertising campaign. I can tell you that I have looked at it all. I seen it personally, and we meet with them every week. I can tell you they are going to make this drug a success, and they are committed to making it a success.

The fact that some physicians say they don’t like it, well, that is probably because they aren’t educated on the product yet. In the end, there is no good reason not to like this drug. It is an excellent product. It’s the best I can’t imagine a better way to take insulin, quite frankly. And it’s very hard to imagine someone having a good reason for not liking it. When you talk to the patients that are taking it, they love it. Almost 100% of the patients we talk to take Exubera love it.

So I think the drug has got tremendous potential, and I think the people that I think the folks that don’t believe that Exubera can be a success are going to be proven wrong. Sorry, that is just my opinion.

In terms, let’s go back to the $60 million question, the burn rate reduction question and then I will let Lou answer that manufacturing question. You said the is $60 million on top of what? On what base, and I didn’t quite understand that question.

Jami Rubin – Morgan Stanley – Analyst

What is your annual burn rate. That $60 million is cut from what is what the annual burn rate. That is my question.

Howard Robin – Nektar Therapeutics – President & CEO

The annual burn rate was approximately $100 million. So now I am saying at the most, the most it will be $40 million. And hopefully less.

Louis Drapeau – Nektar Therapeutics – SVP & CFO

On an annual basis.

Howard Robin – Nektar Therapeutics – President & CEO

On an annual basis. Our annual burn rate last year I think was $98 million. And this year it was probably at $100 million, and now we have shrunk that by at least $60 million. We should be spending no more than 40, and hopefully less.

Jami Rubin – Morgan Stanley – Analyst

Okay. And then my third question, Lou, is for you. If you can better explain the manufacturing guidance?

Louis Drapeau – Nektar Therapeutics – SVP & CFO

And as you know, you and I have had many conversations on this. As you know, Pfizer, we have a cost-plus margin contract with Pfizer. It also has in that contract contractual minimums, so they have restricted ability to change the volumes from quarter to quarter.

But in our makeup of cost, fixed costs make up a very high percentage of our cost, so changes in volume have relatively small impacts on our revenues. So that is why even if we manufacture less in say the second half of this year, than we originally thought we were going to, it has a very little impact on the actual amount of revenues we are going to record.

And finally, and I tried to deal with this in the script, was we did recognize an additional $26 million due to a change in accounting methodology, which now allows us to record revenues on Pfizer manufacturing revenues when we actually ship the product. Those are the components that say, and why we feel so comfortable that we will be in the range of the guidance I did give.

Jami Rubin – Morgan Stanley – Analyst

So the increase on the guidance was because of the $26 million?

Louis Drapeau – Nektar Therapeutics – SVP & CFO

Yes.

Jami Rubin – Morgan Stanley – Analyst

That’s not as a result of your Pfizer is asking you to produce more going forward.

Louis Drapeau – Nektar Therapeutics – SVP & CFO

That is because of that accounting change.

Jami Rubin – Morgan Stanley – Analyst

Because of the accounting change. And last question and I’m sorry, but your plans the last time we spoke were running 12-27. Is that the case going forward.

Louis Drapeau – Nektar Therapeutics – SVP & CFO

They are right today. But we can expect in the second half of this year and into 2008 that they will not. And the exact operation is yet to be determined.

Howard Robin – Nektar Therapeutics – President & CEO

I think, Jami, we certainly expect to adjust our manufacturing operations to fit the inventory and demand of Exubera. Right now there is a substantial amount of inventory, as we all know, so there is probably little value to running plants 24/7 at that point, but we want to make sure we maintain a reasonable amount of capacity, because we will need to dial this back up again, once that inventory is run through. We will make adjustments and we will make sure that we don’t produce more than we need, in terms of building inventory.

Jami Rubin – Morgan Stanley – Analyst

Okay. Thank you.

Operator

Your next question comes from Michael [Cass] from Three Sigma Value. Please go ahead.

Michael Cass – Three Sigma Value – Analyst

I was just wondering if you guys could give any sort of guidance on addressable market or potential sales for the three pipeline products that you spoke about, the pulmonary and then the two PEGylated.

Howard Robin – Nektar Therapeutics – President & CEO

Sure. Let’s look at Amikacin first, the market potential for Amikacin delivered by ventilator is probably in the neighborhood of $500 million. And if we extend the development to allow patients to come home on Amikacin through a nebulizer, that should probably add another 500 million to 1 billion to that.

Most physicians will want to keep the patients on the same drug that they were successful at in the hospital. So let’s say a low of $400 million and a high of $1.5 billion, depending on what the development process is. When it comes to PEGylated irinotecan, irinotecan is already a billion dollar drug. PEGylated irinotecan should be substantially better.

If you look at our preclinical data, you can see that we believe we have improved efficacy and significantly reduced side effects. So if you can improve the efficacy and reduce the side effect of a drug that sells $1 billion a year, you can see that should be clearly a $1 billion-plus product.

And the same with naloxol, I mean many patients, especially patients with severe arthritis are taking opioid therapy, and are severely constipated. And drugs like naloxol don’t work well, because they certainly reduce the constipation, but they also reduce the analgesic effect. If we can successfully PEGylate that, and we have already demonstrated in Phase 1 data that we can, and that we are having a fairly profound effect on maintaining analgesic effect while reducing constipation, I think that is again another $1 billion-plus drug. Hoyoung, would you like to add to that?

Hoyoung Huh – Nektar Therapeutics – MD, PhD, SVP, Business Dev. & Marketing

I will just add to the PEGylated naloxol market. Good proxies I think, at least in terms of the potential market in [Palater] and Progenics where analysts have estimated the market for opioid induced constipation in the 1 billion to 1.2 billion range. That may be a good proxy to use as an addressable market for NKTR-118.

Michael Cass – Three Sigma Value – Analyst

Thank you very much.

Operator

Our next question comes from David Steinberg from Deutsche Bank. Please go ahead.

David Steinberg – Deutsche Bank Securities – Analyst

Thanks. I know in recent months you have been more open and forthcoming about your second generation Exubera device. I was wondering outside of size and convenience, are there any other advantages or differential features that you anticipate this product having when it reaches the market? Secondly, you just update us on the timing of late stage clinicals and again when you think it might reach the market.

Howard Robin – Nektar Therapeutics – President & CEO

Well, I think at this point we were stating that the benefit of the second generation device is principally that we are able to reduce the size significantly. And you have seen me present that you can hide it in the palm of your hand, and it substantially smaller than the Alkermes device or MannKind’s device. Easier to use as well.

It’s smaller but it is also much simpler to use. It doesn’t have very many moving parts, it is very inexpensive to make. It is actually disposable. And we are fairly excited about it.

In terms of the process of getting it approved, we were working actively on that with Pfizer. Pfizer is highly interested in moving this program forward. They think it is exceptionally important to the success of Exubera and we agree.

While we haven’t given any clear dates for when we would expect it on the market, we have said publicly and I would stay with that, that we expect to be competitive with Alkermes and MannKind. And quite frankly, I expect that we will have made significant impact on the market with inhaled insulin by then without a doubt. And this product is, the second generation Exubera is clearly superior to Alkermes product and MannKind’s product. Overall I think Nektar should be the key player in the inhaled insulin market.

Hoyoung Huh – Nektar Therapeutics – MD, PhD, SVP, Business Development & Marketing

David, this is Hoyoung, as we discussed at the Deutsche Bank Conference last week, we are, and continuing an active dialogue with Pfizer as a collaborator through the joint development and commercialization committees, to basically pick the right attributes and profile for the next generation product, as well as the competitive aspects of our life cycle management strategy. We are in constant dialogue and you should see from us some more visibility on this program going forward.

David Steinberg – Deutsche Bank Securities – Analyst

Okay. Then just on your recent meetings with Pfizer, any color you can provide we talked about the scripts in the U.S., but any additional color you can provide on how the launches are going in Europe?

And then secondly, any color you can provide, I know you are excited about the upcoming DTC program, but any metrics either in dollars that will be spent or any other measurements, and the scope or magnitude of the DTC campaign?

Nevan Elam – Nektar Therapeutics – SVP, Head, Pulmonary Business

Yes. I think with respect to both of those questions taking the latter one first. On the DTC campaign, because this is a campaign that’s being led by Pfizer, I will defer to Pfizer to comment specifically on that. I won’t today be able to share with you any details that shed light there.

And second, on the first part of your question with respect to the rest of Europe and the rest of the world, again, also not in a position to really share details with both where we are today and where we expect to be going forward. So I think suffice it to say that as Howard has pointed out multiple times on this call, we view ourselves as very much in the early stage given the number of prescriptions on the launch, and we will all learn a lot going forward.

David Steinberg – Deutsche Bank Securities – Analyst

Okay, thanks.

Operator

We have our next question from Rich Silver from Lehman Brothers.

Rich Silver – Lehman Brothers – Analyst

Three questions. First of all, can you provide a breakdown on the R&D spending, as you did on your last call?

Howard Robin – Nektar Therapeutics – President & CEO

Sure. Lou, you want to do that?

Louis Drapeau – Nektar Therapeutics – SVP & CFO

Rich, you will find the schedule in the 10-Q which will be filed tomorrow. The highlights are that Exubera, about $5 million. Next generation insulin, about 8 million, tobramycin about 4 million, and other partnered programs and pulmonary were about 4. The proprietary programs [Ansel B] was about 4. Inhaled Amikacin was about 2. Other proprietary products about 2, and the technology platform in proprietary was 3. In PEGylation, we spent about $6 million. The irinotecan was about $1 million. And the rest was on the platform.

Rich Silver – Lehman Brothers – Analyst

And a couple more. You mentioned that Pfizer is helping you, working closely with you on optimizing capacity. Can you elaborate on what that means? Does that include any kind of changes to the agreement in terms of covering costs perhaps, when you perhaps cut back on production in-line with some of the things you said today? Or what does that mean by working closely with you to optimize capacity?

Nevan Elam – Nektar Therapeutics – SVP, Head, Pulmonary Business

As you might imagine, we are actively engaged with Pfizer on a variety of fronts on this subject, and today we aren’t prepared to go into any detail with respect to how we are optimizing. We will be forthcoming as a lot of that is nailed.

Howard Robin – Nektar Therapeutics – President & CEO

I would add to that that while we can’t have a long discussion on that, we are certainly talking to Pfizer at all of the possibilities, in terms of how we maintain some level of production, how we deal with reimbursement for fixed overhead. There are a lot of things we can discuss with them, to in essence smooth out 2008. But we can’t go into specific detail there.

Rich Silver – Lehman Brothers – Analyst

Earlier on the call you, when asked how many patients you thought were on Exubera, you said it was low single-digit thousands. How do you reconcile that number with the prescriptions which now look like they are actually maybe higher than that?

Nevan Elam – Nektar Therapeutics – SVP, Head, Pulmonary Business

Part of what you have to factor in looking at the number of prescriptions, and I think this is part of what is encouraging is the folks that are actually on Exubera, and the number of repeat prescriptions that are given out. So that may be part of the answer to the discrepancy that you see.

Rich Silver – Lehman Brothers – Analyst

And then last question is on the second generation insulin device, when will Pfizer make a decision on this, as far as going forward with your device or not?

Nevan Elam – Nektar Therapeutics – SVP, Head, Pulmonary Business

Once again, as we noted earlier, because we are working actively with Pfizer on the program, and we have not discussed publicly any of the key attributes in the program, we will stick with that theme given where we are today. And obviously in the future you will learn a lot more about where we are with the device and the overall specific timetable.

Hoyoung Huh – Nektar Therapeutics – MD, PhD, SVP, Business Dev. & Marketing

From a contracted business development perspective, we were mutually exclusive for dry powder inhaled insulin. So we are together on Exubera, as well as the life cycle management in this area. So that is our current relationship, and is the relationship going forward.

Howard Robin – Nektar Therapeutics – President & CEO

And as I said earlier, at this point Pfizer is highly committed and highly interested in second generation. While we haven’t disclosed and we can’t disclose when we will make certain specific decisions on devices, and specific decisions about clinical design, et cetera, I can tell you that right now there is an exceptionally high level interest in Pfizer in moving the second generation forward.

Rich Silver – Lehman Brothers – Analyst

Thanks very much.

Operator

Our next question comes from David Maris from [BAM] please go ahead.

David Maris – BAM – Analyst

David Maris from [Baliazni]. A few questions on the cost cutting, is it correct that $60 million in cost cutting?

Howard Robin – Nektar Therapeutics – President & CEO

What I said was we will reduce our expenses at Nektar by at least $60 million. And you will see that as a full year effect in 2008 with a partial year effect this year. And I think it is also important that I point out as I said when I gave a talk earlier, this is something that I recognized from the moment I walked into the company, that this company was spending much too much money.

Tell you that it’s really not direct, not linked at all to how we spend money, or how Pfizer spends money on Exubera. The fact is that Nektar spends too much money in its programs, and doesn’t and has not done things terribly efficiently, and that is something we are now in the process of fixing.

David Maris – BAM – Analyst

If I could interrupt for a second. You cut SG&A by a bit year-over-year, by like 20%. And so I guess I’m sure a lot of folks on the call are wondering if you cut 60% out of the ingredients of a cake, it doesn’t rise. So if it really is just overspending on different processes, then that would mean the current state of things is a disaster, or just well overspending, that would be incredible.

Can you give us a little more detail on where that spending is going to be cut? Is it head count reduction, is it fewer studies? Is it separate to that, how much of this is related to or can you address capital structure issues with the debt that is due this year, than the debt that is due in 2012? Is this in advance of knowing those dates out there?

Howard Robin – Nektar Therapeutics – President & CEO

First of all, it has nothing to do with knowing the dates on debt repayments. It has nothing to do and it has nothing to do with Exubera sales. It has to do with my judgment that the Company doesn’t manage its processes and money very efficiently. And we are in the process of changing the management structure bringing in different talent, changing the way we do business as a company. Becoming more focused. Much more driven and we will do more with less, as I said earlier.

What does it mean in terms of cuts? Yes, there will be a head count reduction. There will be less spending. I do not plan to significantly cut any programs. The point is we are actually going to have to do more. We will have to build our pipeline. Will there be less heads? Yes. Will there be less spending? Yes. Will there be less capital spending? Yes.

But we will actually, I don’t see that we will be making any significant program cuts. Quite the opposite. I would like to start think being additional programs. If you manage the Company properly and set a culture in the Company, if you set a different drive in the Company, I think these things can be accomplished. So we will roll out as I said in the coming weeks more significant details on how we are doing this.

But as I said, we aren’t doing this in anticipation of any debt , we are not doing this as a result of Pfizer’s initial problematic launch of Exubera. This is something that I noticed as soon as I joined the Company that we need to get a better control over how we spend money, how we make decisions, and how we do things, and I think we are going to see some dramatic changes

David Maris – BAM – Analyst

Then lastly, on the debt side of things, from a free cash flow loss this year, if you could address what capital spending might be, and then a judgment of where it could be for next year?

Louis Drapeau – Nektar Therapeutics – SVP & CFO

David, we haven’t given guidance for this year on our total cash burn for reasons we knew we were restructuring, and that includes how much CapEx we were going to spend.

David Maris – BAM – Analyst

Okay. Thank you very much.

Operator

Our next question comes from Nathan [Sedati] from High Side Capital Management. Please go ahead.

Nathan Sedati – High Side Capital Management – Analyst

Thank you for taking the question. Actually I was just wondering, I may have missed it earlier, but how much Exubera inventory is actually currently out there?

Nevan Elam – Nektar Therapeutics – SVP, Head, Pulmonary Business

We don’t have a specific number to give you. We at Nektar don’t carry any Exubera inventory. That inventory is carried by Pfizer.

Nathan Sedati – High Side Capital Management – Analyst

Right, but obviously you know how much you are sending them, and have a rough idea of how much, can you give us an order of mag? If you just gross up the numbers you get to a pretty high number, as I think Jami pointed out earlier.

And I know you guys have said in the past that that is not necessarily reflective of what is out there. Actually that some gets spent on various things. Can you guys actually just give us sort of a rough idea?

Nevan Elam – Nektar Therapeutics – SVP, Head, Pulmonary Business

It is complicated because obviously there are sampling issues associated with the device. There is yield associated with the powder. So I think it’s, there are a number of issues at work. The key that we should all take away from it is as we noted earlier on the call, you may have missed that piece of the call, is that we do know I think the world knows that there is a substantial amount of inventory. Obviously given what we report as we manufacture. That is the key takeaway, and that is to be managed, and that is what we have to work through.

Howard Robin – Nektar Therapeutics – President & CEO

Let me add to that a little bit. I think it’s pretty easy to understand that there won’t be significant device production in 2008. I think that is pretty obvious. And there will be some powder production, there won’t be a significant amount of powder production in 2008 either. I think how we work with Pfizer to mitigate that, and mitigate expenses is something that we will have to consider.

I don’t think you will see lots and lots of production in 2008. That said, I think you can’t judge Nektar as an Exubera company. And whether we have a lot of production in 2008 or little production in 2008, has very little strategic effect on our financial statements, and how we drive forward as a company. Look what we are doing with PEGylated, with pulmonary Amikacin, look at what we are going with PEGylated irinotecan, look what we were doing with PEGylated naloxol. We will be announcing in the future further PEGylation programs. We are going to be talking about some significant deals this year, that I think are fairly impressive.

And I think that is the way you have to judge the strategic value of Nektar. Whether we have production of Exubera devices in 2008, or little production of Exubera devices in 2008, I think from an economic point of view is not strategically critical to the company. Would we like to see additional revenues if Exubera does well? Do we bring in additional revenues, and are we happy about that? Of course we are. But if Exubera gets off to a slow start, and 2008 becomes a year of lower production, that really doesn’t radically affect our strategic plans as a Company.

Nathan Sedati – High Side Capital Management – Analyst

Right. Then just as a sort of follow-up. Can you give us a sense on maybe a percentage basis sort of what percent of current manufacturing sort of revenues are either fixed cost, or devices, or powder? Just kind of break that down for us a little bit?

Louis Drapeau – Nektar Therapeutics – SVP & CFO

We have gone to that level of detail. But I did have said that a substantial amount of our costs are fixed. And if you talk about even some of the direct labor, you know, over a certain range of production volumes, that is fixed also. So within that, you can get an idea that there is very little variable cost in almost all his fixed costs at any given production level.

Howard Robin – Nektar Therapeutics – President & CEO

I would like to, let me add something here. Because a lot of the questions are focused around Exubera, and I understand that. Exubera is a good cash cow for Nektar. Let me try to deal with this in a more strategic way. It is a very important point to get across. If you look at Nektar Therapeutics and you look at Exubera, it’s an outlicensed product. It is something we did. We are very proud of it, we outlicensed it. It isn’t doing as nearly as well as we expected, that is no secret.

On the other hand, strategically you have to look at this Company as a company that has right now three programs in the clinic, all of which are billion dollar drugs. And you have to look at the concept of validating a platform called small molecule PEGylation, which if it works, and we are very hopeful that it does, it allows us to develop molecule after molecule after molecule with enormous commercial potential. You have to look at this Company as a company who is the world’s leaders in PEGylation chemistry. The world’s leaders in pulmonary drug delivery, and we have a pipeline of programs coming that I think is quite impressive.

If you look at what the Company has been able to do in the past, and what we have been able to do with partners, it’s equally impressive, and I think there are very few companies in the biotech industry that have a pipeline as rich and as successful as Nektar. While we are all disappointed that we are not going to get the revenues that we expected from Exubera right now, I think eventually we will. We aren’t getting them right now. I think as long as we can live within our means, we are cutting the expenses significantly because I think we can do it and be exceptionally efficient and be exceptionally successful even after those cuts.

If we can cut these expands and live in our means, extend our runway based on our class significantly, so we don’t have to go out and further dilute shareholders by raising money, which is something I don’t want to do, and we can at the same time move our program forward and develop this rich pipeline, I think this is a very, very valuable Company. And we really should quite frankly I wouldn’t be spending a lots and lots of effort in figuring out whether we make 3 kilos or 8 kilos of Exubera next year. I don’t think it is strategically relevant. I think it would be nice to make more rather than less. But from a strategic point of view, I don’t think that’s the basis for our business.

Operator

We have our next question from David Maris. Please go ahead.

David Maris – BAM – Analyst

Sorry about that. Just a follow-up question. On Exubera, although it is not important strategically given the pipeline, would you consider giving up rights of Exubera to pay down debt? Or how tied are you to the continued manufacturer and production of the product?

Howard Robin – Nektar Therapeutics – President & CEO

Look, what you are asking do we want to monetize certain assets? And, look, we consider everything. We haven’t moved forward in that kind of direction at all yet. But we are always looking at whether, we are always evaluating whether there are assets that if you monetize them, could bring you sufficient working capital to take on bigger and more exciting programs. Something every company is considering. Do we have any imminent plans there? Not at all. Do we always think about the possibility of monetizing certain assets and put immediate working capital in our pockets to do something elsewhere with it? Of course we do.

David Maris – BAM – Analyst

Great. Thank you.

Operator

We have our next question from Andrew Forman from WR Hambrecht. Please go ahead.

Andrew Forman – WR Hambrecht + Co. – Analyst

Following up on David’s line of questioning. I know that from your predecessors Howard, that Pfizer had made some overtures last fall to possibly buying out the rest of Exubera, and I think specifically since they have so much of the filling and packaging in Terry Haute, Indiana, and given your comments that ‘08 would be a soft year in terms of production volumes, to what extent might the 60 million of cost savings involve some transfer of personnel on both manufacturing and R&D related, to second generation Exubera and support, et cetera, onto Pfizer’s roles and essentially freeing up the rest of the organization to work only on nonExubera activities?

Howard Robin – Nektar Therapeutics – President & CEO

I can tell you that we don’t have any specific plans with Pfizer to do anything with transferring production at this point, and none of that $60 million has anything to do with transferring anything over to Pfizer. Nevan, would you like to comment further?

Nevan Elam – Nektar Therapeutics – SVP, Head, Pulmonary Business

I think that sums it up well.

Andrew Forman – WR Hambrecht + Co. – Analyst

Thanks.

Operator

(OPERATOR INSTRUCTIONS)

Tim Warner – Nektar Therapeutics – SVP, Investor Relations & Corporate Affairs

If there are no other questions, I want to thank everybody for your time and attention. Have a nice evening!

Operator

Thank you, ladies and gentlemen. This now concludes today’s conference. Thank you for participating. You may all disconnect.